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EXHIBIT 23.1



The Board of Directors
Alterra Healthcare Corporation:

We agree to incorporation by reference in the registration statements (No. 333-32907) on Form S-8, (No. 333-37737) on Form S-3, (No.
333-38595) on Form S-8, and (No. 333-45433) on Form S-3 of Alterra Healthcare Corporation of its report dated March 22, 2000, relating to the consolidated balance sheets of Alterra Healthcare Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Alterra Healthcare Corporation.



KPMG LLP

Chicago, Illinois
March 29, 2000
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